UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

February 24, 2009

BigBand Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33355	04-3444278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Broadway Street

Redwood City, California 94063

(Address of principal executive offices) (Zip code)

(650) 995-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2009, the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) adopted and approved the satisfaction of performance criteria and associated awards for the fiscal year ending December 31, 2008 under the Company’s Incentive Compensation Plan (“ICP”) for the Company’s executive officers, including its named executive officers who participate in the ICP. The ICP is funded based on the Company’s achievement of pre-determined revenue and operating contribution targets. Under the ICP, target bonuses are expressed as a percentage of the executive’s base salary. Participants are required to submit a set of “stretch” achievement goals at the beginning of each six-month period, with such goals to be approved by the Compensation Committee. The participant is then compensated under the ICP based on their achievement against these stretch goals (up to a maximum total achievement of 100%). Final payouts on the semi-annual component of the annual bonus amount are determined by multiplying the semi-annual bonus target (30% of the total bonus target amount each half) by the financial performance (funding) percent and the individual performance rating percent. Final payouts on the annual component of the target bonus are determined by multiplying the full-year bonus target amount (40% of the total bonus target amount) by the financial performance (funding) percent and the individual performance rating percent (which is an average of the first and second half performance ratings).

A description of the satisfaction of performance criteria and associated awards for the Company’s named executive officers who participate in the ICP is attached hereto as Exhibit 10.25.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.25	Description of 2008 Incentive Compensation Plan Goals and Awards for the Named Executive Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.

By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel

Dated: February 26, 2009